UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 4)

Under the Securities Exchange Act of 1934

Sun-Times Media Group, Inc.

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

86688Q100

(CUSIP Number)

Shulamit Leviant, Esq.

c/o Davidson Kempner Partners

65 East 55th Street, 19th Floor

New York, NY 10022

(212) 446-4053

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

January 22, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 86688Q100	Page 2 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER PARTNERS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 626,866
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 626,866

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,866
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 3 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,358,259
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,358,259

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,358,259
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 4 of 33 Pages

1	NAME OF REPORTING PERSON M.H. DAVIDSON & CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 112,203
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 112,203

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,203
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 5 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,415,017
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,415,017

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,017
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 6 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 94,990
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 94,990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,990
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 7 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 8 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 9 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER -0-
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 10 of 33 Pages

1	NAME OF REPORTING PERSON MHD MANAGEMENT CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 626,866
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 626,866

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 626,866
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 11 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER ADVISERS INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,358,259
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,358,259

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,358,259
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 86688Q100	Page 12 of 33 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,415,017
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,415,017

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,017
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 13 of 33 Pages

1	NAME OF REPORTING PERSON DK GROUP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 94,990
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 94,990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,990
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 14 of 33 Pages

1	NAME OF REPORTING PERSON DK MANAGEMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 15 of 33 Pages

1	NAME OF REPORTING PERSON DK STILLWATER GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 16 of 33 Pages

1	NAME OF REPORTING PERSON THOMAS L. KEMPNER, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 17 of 33 Pages

1	NAME OF REPORTING PERSON MARVIN H. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 18 of 33 Pages

1	NAME OF REPORTING PERSON STEPHEN M. DOWICZ
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 19 of 33 Pages

1	NAME OF REPORTING PERSON SCOTT E. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 20 of 33 Pages

1	NAME OF REPORTING PERSON MICHAEL J. LEFFELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 21 of 33 Pages

1	NAME OF REPORTING PERSON TIMOTHY I. LEVART
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States and the United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 22 of 33 Pages

1	NAME OF REPORTING PERSON ROBERT J. BRIVIO, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 23 of 33 Pages

1	NAME OF REPORTING PERSON ERIC P. EPSTEIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 24 of 33 Pages

1	NAME OF REPORTING PERSON ANTHONY A. YOSELOFF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 25 of 33 Pages

1	NAME OF REPORTING PERSON AVRAM Z. FRIEDMAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 26 of 33 Pages

1	NAME OF REPORTING PERSON CONOR BASTABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 27 of 33 Pages

This statement amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons (as defined therein) with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2008 (together with Amendments Nos. 1, 2 and 3 thereto previously filed with the SEC on October 31, 2008, November 20, 2008 and January 20, 2009, respectively, the “Schedule 13D”), relating to the shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Sun-Times Media Group, Inc., a Delaware corporation (the “Issuer”), and constitutes Amendment No. 4 to the Schedule 13D. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby supplemented by adding thereto the following:

On January 22, 2009, the Issuer announced that the results of the solicitation of consents (the “Consent Solicitation”) by Davidson Kempner Capital Management LLC and certain of its affiliated entities and persons from holders of the Shares were certified by IVS Associates, Inc., the independent inspectors of election, and that all of the proposals that were the subject of the Consent Solicitation were adopted. As a result, the Board of Directors of the Issuer has been reconstituted to include each of Robert B. Poile, Jeremy L. Halbreich, Michael E. Katzenstein and Robert A. Schmitz.

Page 28 of 33 Pages

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: January 22, 2009

DAVIDSON KEMPNER PARTNERS

By: MHD Management Co.,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

By: Davidson Kempner Advisers Inc.,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

M.H. DAVIDSON & CO.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

Page 29 of 33 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.

By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

MHD MANAGEMENT CO.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Managing Partner

DAVIDSON KEMPNER ADVISERS INC.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Page 30 of 33 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

By: DK Group LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.

By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP

By: DK Group LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

Page 31 of 33 Pages

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.

By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK GROUP LLC

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK MANAGEMENT PARTNERS LP

By: DK Stillwater GP LLC,
its General Partner

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK STILLWATER GP LLC

By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

THOMAS L. KEMPNER, JR.

By:	Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

Page 32 of 33 Pages

MARVIN H. DAVIDSON

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

STEPHEN M. DOWICZ

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

SCOTT E. DAVIDSON

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

MICHAEL J. LEFELL

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

ANTHONY A. YOSELOFF

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

TIMOTHY I. LEVART

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

ERIC P. EPSTEIN

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

Page 33 of 33 Pages

ROBERT J. BRIVIO, JR.

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

AVRAM Z. FRIEDMAN

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact

CONOR BASTABLE

By:	Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Attorney-in-Fact